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                                                                                 Exhibit (11)


                      OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF PER SHARE EARNINGS

                                                                             For the
                                                 Quarter Ended          Six Months Ended
                                                     June 30,                June 30,
                                                  1993      1992          1993      1992
                                                  ----      ----          ----      ----
Primary:
- --------

Net Income                                    $     45  $     33      $     63  $     50
                                               =======   =======       =======   =======

Weighted average number of shares
  outstanding (thousands)                       43,423    42,626        43,314    42,573
Weighted average common equivalent
  shares (thousands):
    Deferred awards                                 22       307            24       310
    Stock options using average
      market price                                 611       588           618       562
                                               -------   -------       -------   -------
Primary weighted average number of
  common shares outstanding and
  common equivalent shares (thousands)          44,056    43,521        43,956    43,445
                                               =======   =======       =======   =======

Primary per share amount                      $   1.03  $    .76      $   1.44  $   1.16
                                               =======   =======       =======   =======

Fully Diluted:
- --------------

Net Income                                    $     47  $     35      $     67  $     54
                                               =======   =======       =======   =======


Weighted average number of shares
  outstanding (thousands)                       43,423    42,626        43,314    42,573
Weighted average common equivalent
  shares (thousands):
    Deferred awards                                 22       307            24       310
    Stock options using the higher
      of average market price or
      market price at end of period                613       603           627       587
Shares from assumed conversion of debt           5,798     5,798         5,798     5,798
                                               -------   -------       -------   -------

Fully diluted weighted average number
  of common shares outstanding and
  common equivalent shares (thousands)          49,856    49,334        49,763    49,268
                                               =======   =======       =======   =======

Fully diluted per share amount                $    .95  $    .71      $   1.35  $   1.11
                                               =======   =======       =======   =======
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